EXHIBIT 23
          INDEPENDENT ACCOUNTANTS CONSENT

The Board of Directors
First Financial Holdings, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of First Financial Holdings, Inc. and subsidiaries
(the "Company") of our report dated October 22, 1998, relating to the consolidated statements of financial condition of the Company as of September 30, 1998 and 1997, and the related consolidatedstatements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of the Company.


                                            KPMG PEAT MARWICK LLP




Greenville, South Carolina
December 23, 1998